FORM OF EXPENSE AGREEMENT

ALPS ADVISORS, INC.

1290 Broadway, Suite 1000

Denver, Colorado 80203

KOTAK MAHINDRA ASSET MANAGEMENT (SINGAPORE) PTE. LTD.

16 Raffles Quay #35-04A

Hong Leong Building

Singapore

December [ ], 2021

Ms. Dawn Cotten, President

Financial Investors Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Re:	ALPS|Kotak India ESG Fund (the “Fund”), a Series of Financial Investors Trust (the “Trust”)

Dear Ms. Cotten:

This letter confirms the agreement by ALPS Advisors, Inc. (the “Adviser”) and Kotak Mahindra Asset Management (Singapore) Pte. Ltd. (the “Sub-Adviser”) and the Trust with respect to the Fund.

With respect to the Fund’s Class A, Investor Class, Class C, Class I and Class II shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A) of the Fund attributable to a particular Class (exclusive of distribution and service (12b-1) fees, shareholder services fees, Acquired fund fees and expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) exceed 1.00% for Class A, Investor Class shares, Class C shares and Class I shares and 0.75% for Class II shares: (i) the Adviser will waive the advisory fee payable to it by the Fund (the “Advisory Fee”) to the extent of such excess; (ii) the Sub-Adviser will waive the sub-advisory fee payable to it by the Adviser (the “Sub-Advisory Fee”) by the portion of such excess equivalent to the portion of the Advisory Fee represented by the Sub-Advisory Fee; and (iii) to the extent that such excess exceeds the amount of the Advisory Fee attributable to the particular Class, the Sub-Adviser and Adviser shall proportionately reimburse the Fund with respect to such Class in the amount that such excess exceeds the amount of the Advisory Fee attributable to the Class (together, the “Expense Cap”). The waiver or reimbursement shall be allocated to each Class of the Fund in the same manner as the underlying expenses or fees were allocated.

The arrangements described above will be applied on a monthly basis. Each month end, the actual operating expenses of the Fund attributable to each Class (exclusive of distribution and service (12b-1) fees, shareholder services fees, Acquired fund fees and expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) (“Monthly Attributable Class Operating Expenses”) for such month shall be annualized as of the last day of the month. If the annualized Monthly Attributable Class Operating Expenses of a Class of the Fund exceed the 1.00% Expense Cap for such Class A, Investor Class, Class C or Class I or 0.75% of Class II the Adviser and Sub-Adviser shall, as applicable, waive the Advisory Fee and Sub-Advisory Fee they are entitled to receive with respect to that Class for that month, and the Sub-Adviser shall, if required, contribute to the Fund on behalf of the Class to satisfy any additional reimbursements described above, in amounts such that the annualized Monthly Attributable Class Operating Expenses for such Class for such month equal the Expense Cap.

The Adviser and the Sub-Adviser further agree that such fee waivers and reimbursements for the Fund are effective as of February 28, 2022, and shall continue through February 28, 2023, unless extended by agreement of the parties.

The Adviser and the Sub-Adviser will be permitted to recapture, on a Class-by-Class basis, waivers and/or expenses they have borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements in the following order: (i) first, the Sub-Adviser will be permitted to recover the amount of reimbursements it made to the Fund with respect to any Class and (ii) second, the Adviser and the Sub-Adviser will be permitted to recover the amount of waivers they made with respect to the Fund in the same proportion as they waived their advisory fees as set forth above; provided however, that such recapture payments do not cause the Fund’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture. Notwithstanding the foregoing, the Fund will not pay any such deferred fees and expenses more than thirty-six months after the date on which the fees or expenses were deferred, as calculated on a monthly basis.

Further, the Adviser agrees to make available to the Sub-Adviser at reasonable times appropriate records and personnel, either in person or by telephone, at the mutual convenience of the Adviser and the Sub-Adviser, for purposes of reviewing and conducting diligence with respect to matters relating to the Fund and the Adviser’s services on the Fund’s behalf, subject to Sub-Adviser’s agreement and responsibilities relating to confidentiality as provided under its sub-advisory agreement with the Adviser on behalf of the Fund.

ALPS ADVISORS, INC.

By:
Name:
Title:

KOTAK MAHINDRA ASSET MANAGEMENT (SINGAPORE) PTE. LTD.

By:
Name:
Title:

By:
Name:
Title:

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:
Name:	Dawn Cotten
Title:	President